Veoneer’s Chief Financial Officer has decided to leave the Company

Stockholm, Sweden, December 20, 2018: Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), the world’s largest pure-play company focused on Advanced Driver Assistance Systems (ADAS) and Automated Driving (AD), today announced that Mathias Hermansson, Chief Financial Officer has decided to leave the company to seek new opportunities.

Mathias joined Veoneer in January 2018 and has played a critical role in the preparation of the set up and early phase of the new Company. In order to ensure a smooth transition, the plan is for Mathias to continue in his current role until his replacement is appointed.
“Veoneer is a great company with great people and I have enjoyed being part of creating what the company is today. The company is now ready for the next phase and I will remain fully dedicated to Veoneer in my current role over the coming months”, said Mathias Hermansson
“I would like to sincerely thank Mathias for his valuable contributions. He has played an important role in the spin-off from Autoliv and in creating the company we have today. We wish him all the best for the future”, said Jan Carlson, Chairman, President & CEO, Veoneer.
This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 15:00 CET on Thursday December 20, 2018.

For more information please contact:
Media:
Thomas Jönsson, GVP Communications & IR, tel +46 (0)8 527 762 27
Thomas.jonsson@veoneer.com
Investors & analysts:
Thomas Jönsson, Communications & IR, tel +46 (0)8 527 762 27
Thomas.jonsson@veoneer.com
Ray Pekar, Investor Relations, tel +1 (248) 794-4537
ray.pekar@veoneer.com

Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control. Our purpose is to create trust in mobility. Veoneer is a new technology company that is building on a heritage of more than 60 years of automotive safety development. Veoneer and its joint-ventures has 8,300 employees in 13 countries. Headquartered in Stockholm, Sweden, Veoneer is listed on the New York Stock Exchange and on Nasdaq Stockholm.
Safe Harbor Statement: This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Veoneer, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.